Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-166372
333-166372-01

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Dated May 11, 2010)

Intelsat (Luxembourg) S.A.

Intelsat S.A.

$281,810,000 11 1/ 4% Senior Notes due 2017

and

$1,121,692,472 11  1/2%/12  1/2% Senior PIK Election Notes due 2017

This Prospectus Supplement No. 3 supplements our Prospectus dated May 11, 2010, and should be read in conjunction therewith. The notes that are the subject of the Prospectus have been registered to permit their resale by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of the new notes in this offer.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached current report of Intelsat S.A. on Form 8-K dated August 26, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 26, 2010.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 20, 2010

Intelsat S.A.

(Exact Name of Registrant as Specified in Charter)

Luxembourg	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4 rue Albert Borschette Luxembourg Grand-Duchy of Luxembourg		L-1246
(Address of Principal Executive Offices)		(Zip Code)

+(352) 27 84 1600

Registrant’s telephone number, including area code

n/a

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to Option Agreements

On August 20, 2010, the Option Agreements between Intelsat Global S.A. (the “Company”) and David McGlade, Phillip Spector and Michael McDonnell dated May 6, 2009 and the Option Agreements between the Company and Steven Spengler, Thierry Guillemin and certain management employees dated May 8, 2009 were amended, effective as of August 5, 2010. The Option Agreements previously provided that if certain specified shareholders sell all their shares in the Company, a certain portion of the shares subject to each option (the “Performance Exit Options”) will be eligible to vest if the total cash proceeds received by such shareholders is equal to at least 4.1 times their initial investment. Each Amendment provides that if the certain specified shareholders sell all their shares in the Company and do not achieve at least 4.1 times their initial investment, a portion of the Performance Exit Options will be eligible to vest if the total cash proceeds received by such shareholders is greater than 3.3 times their initial investment and greater than the investment return achieved on an earlier measurement date.

Unallocated Bonus Plan

On August 20, 2010, the Company implemented a new Unallocated Bonus Plan (the “Bonus Plan”) and, in connection with the Bonus Plan, entered into letter agreements with Mr. McGlade, Mr. Spector and Mr. McDonnell providing that the Bonus Plan may not be amended in any manner that would adversely affect the rights of Mr. McGlade, Mr. Spector or Mr. McDonnell without his prior consent. Pursuant to the Intelsat Global, Ltd. 2008 Share Incentive Plan (the “Equity Plan”), approximately 10% of the shares of the Company may be awarded to management as options and/or restricted shares (the “Pool”). The Bonus Plan provides for the distribution of the value of any unallocated shares that remain of the Pool, and that otherwise would have been vested, on certain measurement dates to the Equity Plan participants who remain employed by the Company at that time. Each such participant will be eligible to receive a pro-rata share of the value of the unallocated Pool, based on the percentage of allocated shares held by such participant and the length of time elapsed since such participant was granted the underlying award(s). The bonus will be payable in the form of cash or shares of the Company, as set forth in the Bonus Plan. If the Equity Plan participants do not become eligible to receive a bonus on or prior to February 4, 2015, the Bonus Plan expires and no bonuses will be payable under the Bonus Plan.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Amendment to Option Agreement

10.2	Unallocated Bonus Plan

10.3	Form of Letter Agreement between Intelsat Global S.A. and David McGlade, Phillip Spector and Michael McDonnell regarding Unallocated Bonus Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2010

INTELSAT S.A.

By:	/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Amendment to Option Agreement

10.2	Unallocated Bonus Plan

10.3	Form of Letter Agreement between Intelsat Global S.A. and David McGlade, Phillip Spector and Michael McDonnell regarding Unallocated Bonus Plan

Exhibit 10.1

AMENDMENT TO OPTION AGREEMENT

This Amendment (this “Amendment”) is entered into as of August 5, 2010, for the purpose of amending the Option Agreement (as amended from time to time, the “Agreement”) dated as of May 6, 2009, by and between Intelsat Global S.A. (formerly known as Intelsat Global, Ltd.), a société anonyme organized under the laws of Luxembourg (the “Company”), and                             , an employee of the Company or one if its subsidiaries (the “Employee”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, Section 16 of the Agreement permits the amendment of the Agreement by an instrument in writing signed by the parties thereto;

WHEREAS, Section 13(c) of the Plan permits the Committee to amend any outstanding Award to the extent that the Committee would have had the authority to make such Award as so amended; provided that such amendment does not terminate any outstanding unvested Awards, other than pursuant to the terms thereof, without the Employee’s prior written consent;

WHEREAS, the Committee has determined that it is in the best interest of the Company and the Employee to amend the Agreement in certain respects; and

WHEREAS, the Committee would have had the authority to make the Award covered by the Agreement as amended by this Amendment and nothing in this Amendment terminates any outstanding unvested Awards.

NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the promises and covenants set forth herein, the Agreement is amended as follows:

1. The last paragraph of Exhibit A of the Agreement is hereby amended and restated in its entirety as follows:

(c) Gradual Exit. If all of the Performance Exit Option does not vest as of the first Change in Control or Realization Event, or if no such Change in Control or Realization Event has occurred, the Performance Exit Option shall be eligible to become vested and exercisable as follows, subject to the Employee’s continued employment with the Employer from the Grant Date through the applicable vesting date:

(i) Upon any date on which the Sponsor Shareholders receive Cash Proceeds (whether through a Change in Control, a Realization Event, extraordinary cash dividends or any combination of the foregoing) equal to the amount that, when combined with the amount (if any) received as Cash Proceeds upon the first Measuring Trigger, would lead to the Applicable Fraction being equal to or greater than one (1), then, as of such date, the Performance Exit Option shall, to the extent not previously vested or forfeited, become fully vested and exercisable with respect to all Class A Shares covered thereby; or

(ii) Upon the date on which the Sponsor Shareholders sell (or otherwise transfer to a non-Affiliate) their last share acquired pursuant to the Investment, if the Applicable Fraction based on Cash Proceeds (the “Exit Applicable Fraction”) is greater than the Applicable Fraction as of the first Measuring Trigger (the “Initial Applicable Fraction”) (if any), then, as of such date, the Performance Exit Option shall, to the extent not previously vested or forfeited, become vested and exercisable with respect to that number of Class A Shares subject to the Performance Exit Option equal to the excess of (A) the Exit Applicable Fraction multiplied by the total number of Class A Shares subject to the Performance Exit Option over (B) the number of Class A Shares subject to the Performance Exit Option (if any) which vested upon the Initial Measuring Trigger (if any).

2. The definition of “Realization Event” in Section III(c)(vi) of Exhibit A of the Agreement is hereby amended to add the following sentence to the end thereof:

“For the avoidance of doubt, a recapitalization or corporate event shall include a transaction resulting in all Investment Shares outstanding at the time of the transaction (other than those cashed out in the transaction) becoming or being exchanged for shares in a different entity; provided that the shares in the new entity used to determine whether a Realization Event has occurred shall include only the Investment Shares, as adjusted.”

3. Except as modified by the foregoing, the terms and conditions of the Agreement shall remain in full force and effect following the effective date of this Amendment.

4. This Amendment may be may be executed in several counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officer thereunder duly authorized, and the Employee has hereunto set his hand, all as of the date and year first above written.

INTELSAT GLOBAL S.A.

ACCEPTED:

The undersigned hereby acknowledges having read this Amendment and, having had the opportunity to consult with legal and tax advisors, hereby agrees to be bound by all provisions set forth herein.

Exhibit 10.2

INTELSAT GLOBAL S.A.

UNALLOCATED BONUS PLAN

1. Purpose. The purpose of the Intelsat Global S.A. Unallocated Bonus Plan (the “Plan”) is to provide an incentive to retain eligible employees of Intelsat Global S.A. (together with any affiliates thereof and successors thereto, the “Company”), and to align their goals and interests to those of the Company and its shareholders.

2. Definitions. The following terms as used herein shall have the meanings set forth in this Section 2. Capitalized terms used herein but not defined shall have the meaning set forth in that certain Intelsat Global, Ltd. 2008 Share Incentive Plan made effective on February 4, 2008, and as amended and restated as of May 6, 2009 (the “Share Incentive Plan”).

(a) “Award” shall mean any Incentive Share Option, Nonqualified Share Option, Restricted Share, Restricted Share Unit, Share Appreciation Right, Phantom Share or Performance Award granted pursuant to the Share Incentive Plan, other than the Rollover Equity.

(b) “Award Shares” shall mean any Common Shares originally subject to an Award that is granted to a Participant during an applicable Plan Period.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Bonus” shall mean any bonus amount awarded to a Participant under the terms of the Plan.

(e) “Bonus Pool” shall mean (i) with respect to the First Measurement Date, an amount equal to the excess of (A) the product of (I) the Exit Value Amount and (II) the Vesting Fraction over (B) the Value Received, each as determined as of the First Measurement Date, and (ii) with respect to the Final Measurement Date, an amount equal to the excess of (x) the excess of (A) the product of (I) the Exit Value Amount and (II) the Vesting Fraction over (B) the Value Received, each as determined as of the Final Measurement Date, over (y) the amount of the Bonus Pool, if any, determined as of the First Measurement Date; provided, however, that in the event that the Vesting Fraction has not increased since the First Measurement Date, the Bonus Pool for the Final Measurement Date shall be zero.

(f) “Bonus Pool Percentage Interest” shall have the meaning set forth in Section 4.

(g) “Change in Control” shall have the meaning set forth in the Share Incentive Plan.

(h) “Class A Shares” shall mean Class A common shares of the Company, par value U.S. $.01 per share.

(i) “Class B Shares” shall mean Class B common shares of the Company, par value U.S. $.01 per share.

(j) “Closing Date” shall mean the date of the consummation of the first Change in Control to occur following the Effective Date.

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l) “Common Shares” shall mean, collectively, Class A Shares and Class B Shares.

(m) “Company” shall have the meaning set forth in Section 1.

(n) “Effective Date” shall mean February 4, 2008.

(o) “Exit Value Amount” shall mean the amount equal to the excess of (i) the Final Equity Value over (ii) Initial Equity Value.

(p) “Final Equity Value” shall mean the sum of (i) the aggregate Fair Market Value of the Measurement Shares as of the applicable Measurement Date (which, in the event that such Measurement Date is the Closing Date, shall be determined based upon the fair market value of the consideration received by the Sponsor Shareholders in connection with the Change in Control that is consummated as of the Closing Date) and (ii) the amount of any dividends paid with respect to the Measurement Shares (other than periodic cash dividends paid in the ordinary course).

(q) “Final Measurement Date” shall mean February 4, 2015; provided that the First Measurement Date has occurred prior to such date. Notwithstanding the foregoing, in the event that on any date prior to February 4, 2015, the Sponsor Shareholders do not directly or indirectly own any of the Class A Shares held by the Sponsor Shareholders as of February 4, 2008, “Final Measurement Date” shall mean the date the Sponsor Shareholders first do not directly or indirectly own any of the Class A Shares held by the Sponsor Shareholders as of February 4, 2008.

(r) “First Measurement Date” shall mean the first to occur of (i) the Closing Date or (ii) the Sell-Down Date.

(s) “Individual Weighted Percentage” shall mean, with respect to each Participant as of a Measurement Date, the product of (i) the Participant’s Percentage Interest and (ii) the ratio of (A) the number of days during the period beginning on the date of grant of the Participant’s Award and ending on such Measurement Date to (B) the number of days during the applicable Plan Period; provided that for purposes of Section 2(s)(ii)(A), the grant date of any Awards made to the Participant pursuant to those certain Board resolutions dated May 6, 2009, shall be deemed to be the later of (x) the Effective Date and (y) the date of the Participant’s commencement of employment with the Company.

(t) “Initial Equity Value” shall mean $168,997,500 (the aggregate Fair Market Value of the Measurement Shares as of the Effective Date).

(u) “Measurement Date” shall mean (i) the First Measurement Date or (ii) the Final Measurement Date.

(v) “Measurement Shares” shall mean 1,689,975 hypothetical Class A Shares granted to the Sponsor Shareholders on the Effective Date.

(w) “Participant” shall mean any individual who (i) receives an Award during a Plan Period and (ii) is employed by or providing services to the Company or any of its subsidiaries as of the applicable Measurement Date.

(x) “Percentage Interest” shall mean, with respect to each Participant as of a Measurement Date, a percentage equal to the ratio of (i) the number of the Participant’s Award Shares to (ii) the total number of Award Shares of all Participants.

(y) “Plan” shall have the meaning set forth in Section 1.

(z) “Plan Participant” shall mean a Participant, Terminated Participant or Transferee.

(aa) “Plan Period” shall mean, with respect to each Measurement Date, the period beginning on the Effective Date and ending on such Measurement Date.

(bb) “Rollover Equity” shall mean: (i) all of the option awards held by employees of the Company which were outstanding prior to February 4, 2008 and which remained outstanding on and following February 4, 2008 in accordance with their terms and the terms of that certain Share Purchase Agreement, dated as of June 19, 2007, among Serafina Holdings Limited, Serafina Acquisition Limited, Intelsat Holdings, Ltd. and the Shareholders of Intelsat Holdings, Ltd. signatory thereto (as amended, the “Share Purchase Agreement”), or with respect to which substitute awards were made as of February 4, 2008, in accordance with the terms of the Board resolutions dated February 1, 2008, pursuant to which Options to purchase an aggregate of 331,853.80 Class A Shares were granted in exchange for the cancellation of options previously granted under the Intelsat Holdings, Ltd. 2005 Share Incentive Plan; (ii) all of the share awards held by employees of the Company which were outstanding prior to February 4, 2008 and which remained outstanding on and following February 4, 2008 in accordance with their terms and the terms of the Share Purchase Agreement, or with respect to which substitute awards were made as of February 4, 2008, in accordance with the terms of the Board resolutions dated February 1, 2008, pursuant to which an aggregate of 293,926.42 Class A Restricted Shares were awarded in exchange for shares previously awarded under the Intelsat Holdings, Ltd. 2005 Share Incentive Plan; and (iii) certain Class A Shares acquired by Participants (or affiliates thereof) pursuant to subscription agreements dated effective as of May 6, 2009, in accordance with the Board resolutions dated May 6, 2009, pursuant to which an aggregate of 120,000 Class A Shares were purchased by trusts established for the benefit of certain Participants and/or their family members.

(cc) “Section 409A” shall have the meaning set forth in Section 15(a).

(dd) “Sell-Down Date” shall mean the date the Sponsor Shareholders first directly or indirectly own less than 6,915,000 Class A Shares (representing 50% of the number of Class A Shares held by the Sponsor Shareholders as of February 4, 2008).

(ee) “Sponsor Shareholders” shall mean those certain shareholders listed on Schedule I hereto.

(ff) “Terminated Participant” shall mean any employee of the Company or any of its subsidiaries who receives an Award during a Plan Period but who experiences a Termination of Employment prior to the applicable Measurement Date.

(gg) “Termination of Employment” shall have the meaning set forth in the Share Incentive Plan and, for the avoidance of doubt, shall include a termination of employment by the Participant for any reason, or with or without Cause by the Company, including, but not by way of limitation, a termination by resignation, discharge, death or retirement.

(hh) “Total Weighted Percentage” shall mean, with respect to each Measurement Date, the sum of the Individual Weighted Percentages of all Participants as of such Measurement Date.

(ii) “Transferee” shall mean any person or entity to whom a Participant or Terminated Participant transfers an Award pursuant to Section 11 of the Share Incentive Plan.

(jj) “Value Received” shall mean, with respect to a Measurement Date, an amount equal to the sum of:

(i) The excess of (A) the product of (1) the number of Common Shares subject to Incentive Share Options, Nonqualified Share Options and Share Appreciation Rights, other than Rollover Equity, that are vested and outstanding immediately prior to such Measurement Date and (2) the Fair Market Value of the Common Shares subject to such Incentive Share Options, Nonqualified Share Options and Share Appreciation Rights immediately prior to such Measurement Date over (B) the aggregate exercise price or base price applicable with respect to such Incentive Share Options, Nonqualified Share Options and Share Appreciation Rights;

(ii) The sum of (A) all amounts received by Plan Participants during the applicable Plan Period with respect to the cancellation of Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights, other than Rollover Equity; (B) all amounts received by Plan Participants during the applicable Plan Period with respect to Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights, other than the Rollover Equity, (or any Common Shares acquired upon exercise thereof) in connection with any dividend (other than periodic cash dividends paid in the ordinary course); (C) the excess of (1) the aggregate repurchase price paid by the Company to repurchase Common Shares acquired upon exercise of Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights prior to such Measurement Date, other than Rollover Equity, over (2) the aggregate exercise price or base price applicable with respect to such Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights; and (D) the excess of (1) the aggregate purchase price paid to Plan Participants by any person or entity other than the Company to purchase Common Shares acquired upon exercise of Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights, other than Rollover Equity, prior to such Measurement Date over (2) the aggregate exercise price or base price applicable with respect to such Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights the sale;

(iii) The excess of (A) the product of (1) the number of Common Shares acquired upon the exercise of Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights, other than Rollover Equity, exercised prior to such Measurement Date that are not repurchased by the Company or sold to any person or entity other than the Company as described in Sections 2(jj)(ii)(C) and (D), above, and (2) the Fair Market Value of such Common Shares immediately prior to such Measurement Date over (B) the aggregate exercise price or base price paid upon the exercise of such Incentive Share Options, Nonqualified Share Options and Share Appreciation Rights;

(iv) The excess of (A) the product of (1) the number of vested Common Shares subject to Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards, other than Rollover Equity, outstanding immediately prior to such Measurement Date and (2) the Fair Market Value of the Common Shares subject to such Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards immediately prior to such Measurement Date over (B) the aggregate amount, if any, paid by Participants for such Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards; and

(v) The sum of (A) all amounts received by Plan Participants during the applicable Plan Period with respect to the cancellation or forfeiture of Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards, other than Rollover Equity; (B) all amounts received by Plan Participants during the applicable Plan Period with respect to Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards, other than the Rollover Equity, (or any Common Shares acquired in connection therewith) in connection with any dividend (other than periodic cash dividends paid in the ordinary course); (C) the excess of (1) the aggregate repurchase price paid by the Company to repurchase Common Shares acquired in connection with Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards, other than Rollover Equity, over (2) the aggregate amount paid, if any, by Plan Participants for such Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards; and (D) the excess of (1) the aggregate purchase price paid to Plan Participants by any person or entity other than the Company to purchase Common Shares acquired in connection with Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards, other than Rollover Equity, over (2) the aggregate amount paid, if any, by Plan Participants for such Restricted Shares, Restricted Share Units, Phantom Shares and Performance Awards.

For purposes of the foregoing Sections 2(jj)(ii) and 2(jj)(v), Common Shares withheld to pay the exercise or base price of Incentive Share Options, Nonqualified Share Options or Share Appreciation Rights, other than Rollover Equity, or withheld to pay applicable withholding taxes with respect to any Award will be considered to have been repurchased by the Company for an amount per Common Share equal to the Fair Market Value per Common Share as of the date of such withholding.

For the avoidance of doubt, references to “immediately prior to such Measurement Date” in the foregoing Section 2(jj) shall include and incorporate, as applicable, any amounts payable to Participants pursuant to Awards in connection with a Change in Control or otherwise on the applicable Measurement Date and the Fair Market Value per Common Share “immediately prior to such Measurement Date” shall be deemed to equal the Fair Market Value per Common Share on the applicable Measurement Date.

(kk) “Vesting Fraction” shall, with respect to each Measurement Date, have the meaning set forth on Exhibit A hereto.

3. Administration. The Board or its delegate shall administer the Plan. All decisions, interpretations and other actions of the Board or its delegate shall be final, conclusive and binding on all parties who have an interest in the Plan.

4. Bonus Allocation. On each Measurement Date upon which the applicable Bonus Pool is greater than zero, each Participant shall be allocated an interest in the applicable Bonus Pool equal to the ratio of (a) the Participant’s Individual Weighted Percentage to (b) the Total Weighted Percentage (a “Bonus Pool Percentage Interest”).

5. Payment of Bonuses.

(a) The Company shall pay to each Participant on, or within 30 days following, the applicable Measurement Date a Bonus payment in an amount equal to the product of (i) the Participant’s Bonus Pool Percentage Interest and (ii) the amount of the applicable Bonus Pool.

(b) The Bonus payment may be made in the form of cash or stock (or a combination of cash and stock); provided, however, that (i) in the event that a Measurement Date is the Closing Date, the Bonus payment shall be made in the same form as the consideration received by the Sponsor Shareholders in connection with the Change in Control that is consummated as of the Closing Date; and (ii) in the event that a Measurement Date is not the Closing Date, the form of the Bonus payment shall be determined by the Board in its sole discretion; provided, however, that in no event shall the percentage of the Bonus payment payable in cash be less than the percentage of the consideration received as cash by the Sponsor Shareholders in the sale or other transaction or transactions collectively that trigger the applicable Measurement Date.

(c) No Participant who experiences a Termination of Employment prior to a Measurement Date shall be allocated any interest in the applicable Bonus Pool.

6. Withholding Taxes. All amounts payable hereunder shall be subject to applicable state, federal and local income, employment and excise tax withholding; provided, however, that in the event that payment hereunder is made in the form of stock, a Participant may satisfy any statutorily required withholding obligation hereunder by delivery to the Company of shares of stock issued pursuant to the Plan, valued at the Fair Market Value as of the date of such withholding obligation, equal to the statutorily required withholding obligation.

7. Assignment or Transfer of Awards. The Company may assign the Plan and its rights and obligations hereunder to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets if, in any such case, said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto; the Company may not otherwise assign the Plan or any of its rights and obligations hereunder. Subject to the foregoing, the terms and provisions of the Plan shall be binding upon any successor to the Company, and such successor shall accordingly be liable for the payment of all benefits which become due and payable under the Plan with respect to the Participants. No Participant’s rights hereunder shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the Board.

8. No Employment Rights. No provision of the Plan shall be construed to give any person any right to become, to be treated as, or to remain an employee of the Company. The Company and its Subsidiaries reserve the right to terminate any Participant’s employment at any time and for any reason or for no reason, with or without cause and with or without advance notice.

9. No Equity Interest. Neither the Plan nor any allocation of Bonus Pool Percentage Interests hereunder creates or conveys any equity or ownership interest in the Company nor any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the members of the Company. The term “Measurement Shares,” as defined in Section 2(v), is utilized solely for determining the amount of each Bonus Pool and does not represent a number of Common Shares or other equity securities available for issuance under the Plan.

10. Term of the Plan. The Plan shall be effective as of the Effective Date and, except as otherwise provided in Section 11, shall remain effective until the date that any and all amounts payable hereunder have been paid in accordance with the terms of the Plan. Notwithstanding the foregoing, if no Measurement Date occurs on or prior to February 4, 2015, the Plan shall automatically thereupon terminate and no payment shall be made under the Plan.

11. No Right to Amend the Plan. Subject to Section 15, this Plan may not be amended or terminated at any time, except as may be required to comply with applicable law, unless such amendment is approved by Participants then holding 50% or more of the Common Shares that are subject to outstanding Awards.

12. Choice of Law. All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of Delaware without regard to its conflict of laws provision.

13. Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or its successor.

14. Execution. To record the adoption of the Plan, the Company has caused its authorized officer to execute the same.

15. Section 409A.

(a) This Plan is intended to be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and any Bonuses payable hereunder are intended to be “short-term deferrals” for purposes of Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. To the extent that the Company determines that any Bonus granted under the Plan is subject to Section 409A, the Company reserves the right (without any obligation to do so or to indemnify any Participant for failure to do so) to adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (x) exempt the Plan from Section 409A and/or preserve the intended tax treatment of such Bonus, or (y) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section.

(b) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made on, or within thirty (30) days following, the applicable Measurement Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

16. Adjustments. If, following the Effective Date, the Company adopts any equity-based or other incentive compensation plan, program, agreement or arrangement (other than the Share Incentive Plan) providing benefits to Company employees or other service providers in connection with a Measurement Date, then the amount of all Bonus Pools and Bonuses payable hereunder shall be equitably adjusted to prevent dilution or enlargement of the benefits or potential benefits intended to be provided for hereunder. Notwithstanding the foregoing, (a) as of or following the First Measurement Date the Company may amend the Share Incentive Plan to provide that no additional Awards may be granted thereunder on or following the First Measurement Date (or any date thereafter); and (b) for the avoidance of doubt, no shares or equity-based compensation awards granted under any equity-based or other incentive compensation plan, program, agreement or arrangement (other than the Share Incentive Plan) adopted by the Company effective following the Effective Date shall be considered “Awards” for purposes of this Plan. In addition, the number of Measurement Shares and the numbers and kind of Common Shares (whether denoted as a number of Common Shares or a percentage of Common Shares as of a specified date or event) referenced throughout this Plan shall be equitably adjusted to reflect any nonreciprocal share dividend, share split, combination or exchange of shares or other equity restructurings, or any merger, amalgamation, consolidation, recapitalization or similar event affecting the capital structure of the Company, which may occur from the Effective Date through a Measurement Date in a manner intended to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

* * * * *

I hereby certify that the foregoing Intelsat Global S.A. Unallocated Bonus Plan was adopted by Intelsat Global S.A. on August 5, 2010.

Executed on this 20th day of August 2010.

/s/ Phillip L. Spector
Phillip L. Spector Executive Vice President, General Counsel and Assistant Secretary

Exhibit A

(a) “Vesting Fraction” means a fraction (which shall not exceed one (1)) in which (i) the numerator shall equal the sum of (A) the Performance Exit Vested Shares, (B) the Annual Performance Vested Shares and (C) the Time Vested Shares and (ii) the denominator shall equal 1,689,975.

(b) “Performance Exit Vested Shares” means a number of Common Shares equal to the product of (i) 337,995 and (ii) a fraction (the “Performance Exit Vested Shares Fraction”) in which (A) the numerator shall equal the number of tenths (including fractions of a tenth) times the Investment by which the Proceeds exceed a multiple of three and three-tenths (3.3) times the Investment, and (B) the denominator shall equal 0.8, provided that, if the Performance Exit Vested Shares Fraction exceeds one (1), then the number one (1) shall be used as the Performance Exit Vested Shares Fraction multiple.

(c) “Annual Performance Vested Shares” means a number of Common Shares equal to the sum of (i) the number of Class A Shares subject to Annual Performance Option Installments (as defined in the applicable Option Agreements) that are vested (or which become vested) as of the applicable Measurement Date; (ii) the number of Class B Shares subject to Annual Performance Share Installments (as defined in the applicable Class B Restricted Share Agreements) that are vested (or which become vested) as of the applicable Measurement Date; and (iii) the number of additional Common Shares that would have been vested (or which would have become vested) as of the applicable Measurement Date, assuming for this purpose that (x) 24% of the Common Shares available under the Share Incentive Plan that are unallocated as of the Measurement Date had been granted to one individual as Annual Performance Option Installments on the Effective Date and (y) 16% of the Common Shares available under the Share Incentive Plan that are unallocated as of the Measurement Date had been granted to one individual as Annual Performance Share Installments on the Effective Date.

(d) “Time Vested Shares” means a number of Common Shares equal to the sum of (i) the number of Class B Time-Vesting Shares (as defined in the applicable Class B Restricted Share Agreements) that are vested (or which become vested) as of the applicable Measurement Date; and (ii) the number of additional Common Shares that would have been vested (or which would have become vested) as of the applicable Measurement Date, assuming for this purpose that 40% of the Common Shares available under the Share Incentive Plan that are unallocated as of the Measurement Date had been granted to one individual as Class B Time-Vesting Shares on the Effective Date.

(e) Definitions. For purposes of this Exhibit A, the following capitalized terms shall have the meanings set forth below (and, for purposes of this Exhibit A only, the following definitions shall supersede any similar definitions set forth in the Plan). Capitalized terms used herein but not defined shall have the meaning set forth in the Plan:

(i)	“Cash Equivalents” shall mean (A) securities issued or directly and fully guaranteed or insured by the full faith and credit of the United States government;

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(B) certificates of deposit or bankers acceptances with maturities of one year or less from institutions with at least $1 billion in capital and surplus and whose long-term debt is rated at least “A-1” by Moody’s or the equivalent by Standard & Poor’s; (C) commercial paper issued by a corporation rated at least “A-1” by Moody’s or the equivalent by Standard & Poor’s and, in each case, maturing within one year; and (D) investment funds investing at least ninety-five percent (95%) of their assets in cash or assets of the types described in clauses (A) through (C) above.

(ii)	“Investment” shall mean the initial investment of funds by the Sponsor Shareholders in equity securities of the Company and its Subsidiaries on February 4, 2008, which the parties agree is $1,383,000,000.

(iii)	“Investment Shares” shall mean the Class A shares issued to the Sponsor Shareholders pursuant to the Investment.

(iv)	“Proceeds” shall mean (A) as of the First Measurement Date, the aggregate fair market value of the consideration received by the Sponsor Shareholders in connection with or in any way related to their ownership of Investment Shares, including (but not limited to) monitoring fees paid or due pursuant to the Monitoring Fee Agreement signed on February 4, 2008 (as amended from time to time), and consideration received in connection with the disposal of Investment Shares on such Measurement Date, after taking into account all post closing adjustments, and assuming exercise of all options and warrants outstanding as of such Measurement Date; provided however, that if the Sponsor Shareholders retain any Investment Shares following such Measurement Date, the fair market value of such Investment Shares immediately following such Measurement Date shall be deemed “consideration received” for purposes of calculating the Proceeds, and provided further that the fair market value of any non-cash consideration (including stock) shall be determined as of such Measurement Date, and (B) as of the Final Measurement Date, the cash or Cash Equivalents received by the Sponsor Shareholders in connection with or in any way related to their ownership of Investment Shares, including (but not limited to) monitoring fees paid in cash or Cash Equivalents (but not rolled-over) pursuant to the Monitoring Fee Agreement signed on February 4, 2008 (as amended from time to time), and cash or Cash Equivalents received for the disposal of Investment Shares as of such Measurement Date.

(v)	“Sponsor Shareholders” shall mean BC European Capital VIII – 1 to 12 and 14 to 39, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., BCEC – Intelsat Co-Investment, BCEC – Intelsat Co-Investment 1 and BCEC – Intelsat Syndication L.P.; provided that, if any of the foregoing sell or otherwise transfer any part of its interest prior to a Measurement Date, the acquirer of such interest shall be considered a Sponsor Shareholder to the extent of such acquired interest, but such acquisition shall not change the value of the Investment.

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Schedule I

Sponsor Shareholders

BC European Capital VIII – 1

BC European Capital VIII – 2

BC European Capital VIII – 3

BC European Capital VIII – 4

BC European Capital VIII – 5

BC European Capital VIII – 6

BC European Capital VIII – 7

BC European Capital VIII – 8

BC European Capital VIII – 9

BC European Capital VIII – 10

BC European Capital VIII – 11

BC European Capital VIII – 12

BC European Capital VIII – 14

BC European Capital VIII – 15

BC European Capital VIII – 16

BC European Capital VIII – 17

BC European Capital VIII – 18

BC European Capital VIII – 19

BC European Capital VIII – 20

BC European Capital VIII – 21

BC European Capital VIII – 22

BC European Capital VIII – 23

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BC European Capital VIII – 24

BC European Capital VIII – 25

BC European Capital VIII – 26

BC European Capital VIII – 27

BC European Capital VIII – 28

BC European Capital VIII – 29

BC European Capital VIII – 30

BC European Capital VIII – 31

BC European Capital VIII – 32

BC European Capital VIII – 33

BC European Capital VIII – 34

BC European Capital VIII-35 SC

BC European Capital VIII-36 SC

BC European Capital VIII-37 SC

BC European Capital VIII-38 SC

BC European Capital VIII-39 SC

Silver Lake Partners III, L.P.

Silver Lake Technology Investors III, L.P.

BCEC – Intelsat Co-Investment

BCEC – Intelsat Co-Investment 1

BCEC – Intelsat Syndication L.P.

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Exhibit 10.3

Intelsat Global S.A.

August 5, 2010

Dear :

Reference is made to that certain Intelsat Global S.A. Unallocated Bonus Plan (the “Plan”) adopted by Intelsat Global S.A. (together with any affiliates thereof and successors thereto, the “Company”), effective as of February 4, 2008. Capitalized terms used but not otherwise defined in this letter agreement (the “Letter Agreement”) shall have the meanings ascribed to them in the Plan.

Notwithstanding anything to the contrary in the Plan (including, without limitation, Section 11 of the Plan), the Plan may not be amended in any manner that would materially and adversely affect your rights as a Participant without your prior written consent.

You and the Company acknowledge and agree that the benefits which are provided to you pursuant to this Letter Agreement are provided as part of your incentive package in connection with your employment with the Company or one of its subsidiaries and affiliates and, for the avoidance of doubt, are not provided to you in connection with your status as a shareholder of the Company.

This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter described herein.

This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Signature page follows]

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to the Company. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety, fully understand and agree to its terms and provisions, and intend and agree that it be final and legally binding on you, the Company and all other interested parties.

INTELSAT GLOBAL S.A.

By:
Name: Title:

Agreed and acknowledged as of the date first above written: